Exhibit 10.1

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Second Amendment to Quidel/Inverness Settlement Agreement

This Second Amendment to the Quidel/Inverness Settlement Agreement dated 27 April 2005 as amended by an Addendum including Paragraph 8 Procedures dated 19 June 2006 (the “Settlement Agreement”) is entered into between Quidel Corporation, a Delaware corporation having a place of business at 10165 McKellar Court, San Diego, CA 92121 (“Quidel”) and Alere Inc. (f/k/a Inverness Medical Innovations, Inc.), a Delaware corporation having a place of business at 51 Sawyer Rd, Suite 200, Waltham, MA 02453 (“Alere”).

WHEREAS, Quidel and Alere wish to modify the royalty and certain other terms of the Settlement Agreement as set forth herein.

In consideration of the mutual obligations set forth herein, and intending to be legally bound, the parties agree as follows:

1.	The terms and conditions of the Settlement Agreement shall be incorporated herein by reference and shall be and remain in full force and effect, except as amended herein.

2.	No provision in this Second Amendment shall have any effect and no party shall have any right or obligation hereunder unless and until this Second Amendment has been executed in writing by both parties.

3.	The following definitions shall be added to Paragraph 12 of the Settlement Agreement:

a.	“Quidel Royalty Bearing Products” shall mean any past, present, or future products made, used, sold, or offered for sale by Quidel or its Affiliates, which products utilize or incorporate any of the inventions claimed in a patent in the Inverness Portfolio of Lateral Flow Patents that is valid and enforceable in a jurisdiction where the Product is made, used, offered for sale, sold, or imported; provided, however, that for the avoidance of doubt all currently marketed lateral flow based pregnancy, strep, and flu products of Quidel and its Affiliates as well as any such products with minor modifications or new products using the same technology shall bear royalty payments to Alere hereunder in accordance with this Second Amendment, but the Quidel Royalty Bearing Products are not limited to these products.

b.	“Adjusted Quidel Product Sales” shall mean gross sales by Quidel or its Affiliates to non-affiliated parties of Quidel Royalty Bearing Products, less the sum of: (1) 100% of related sales returns and allowances and those taxes stated on the invoices; plus (2) 50% of related volume discounts, early payment discounts, rebates, and international discounts.

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c.	“Amendment Effective Date” shall mean 1 April 2011.

d.	“Signature Date” shall mean the date of the final signature to this Second Amendment.

4.	Paragraph 2 of the Settlement Agreement is deleted in its entirety and replaced by the following:

a.	For the period beginning 1 April 2011 and ending 30 June 2011 (Q2 2011), Quidel and its Affiliates will pay Alere an eight and one-half percent (8.5%) royalty on all Adjusted Quidel Product Sales (the “Q2 2011 Royalty”). In fulfillment of the Q2 2011 Royalty, but subject to Alere’s right to inspect and audit pursuant to Paragraph 9(h), Quidel will pay to Alere the sum of $1,316,510.13 by the earlier of (a) five (5) days of the Signature Date or (b) 29 September 2011.

b.	In partial fulfillment and as a buy-down of Quidel’s total royalty obligation for Adusted Quidel Product Sales for the period beginning 1 July 2011 and ending with the expiration of the last patent to expire of the Inverness Portfolio of Lateral Flow Patents, Quidel will pay Alere $13,800,000 within five (5) days of the Signature Date.

c.	For the period beginning 1 July 2011 and ending 30 September 2011, Quidel and its Affiliates will pay Alere a four and one-quarter percent (4.25%) royalty on all Adjusted Quidel Product Sales (the “Q3 2011 Royalty”). Quidel will pay the Q3 2011 Royalty no later than 29 December 2011.

d.	For the period beginning 1 October 2011 and ending 31 December 2011, Quidel and its Affiliates will pay Alere a four and one-quarter percent (4.25%) royalty on all Adjusted Quidel Product Sales (the “Q4 2011 Royalty”). Quidel will pay the Q4 2011 Royalty by the earlier of (a) 30 March 2012 or (b) if the Royalty Termination Option (as described below) is exercised, thirty (30) days from the Option Notice Date.

e.	For the period beginning 1 January 2012, Quidel shall pay Alere either:

i.	A four and one-quarter percent (4.25%) royalty on all Adjusted Quidel Product Sales in each calendar quarter. The royalty payment under this Paragraph 2(e)(i) for each calendar quarter shall be due within 90 days of the end of the calendar quarter. The royalty obligation under this Paragraph 2(e)(i) shall end with the expiration of the last patent to expire of the Inverness Portfolio of Lateral Flow Patents; or

ii.

If the Royalty Termination Option is exercised, the amount given by $15,700,000 less the sum of (1) the Q3 2011 Royalty and (2) the Q4 2011 Royalty (the “Royalty Termination Payment”) within thirty (30) days from the Option Notice

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Date (as described below). Upon the receipt by Alere of the Royalty Termination Payment, but subject to Alere’s rights under Paragraph 2(h), the sole effect of the Royalty Termination Option is that the license granted to Quidel under Paragraph 3 of the Settlement Agreement, as amended by this Second Amendment, shall convert to a fully paid up license effective 1 January 2012 and Quidel shall have no further royalty obligations under the Settlement Agreement, as amended by this Second Amendment, except as may be required under Paragraph 9(c) and/or 9(d).

f.	The payment of any royalties by Quidel and its Affiliates shall not be considered an admission that any Quidel Products practice valid, enforceable claims of the Inverness Parties’ or their Affiliates’ patents, nor shall it be considered an admission of any other kind.

g.	Any payments due under the Settlement Agreement as amended by this Second Amendment shall be made in U.S. dollars by wire transfer to the following bank account:

Citizens Bank

Providence, RI 02903

USA

Swift Code: CTZIUS33

ABA# 011500120

Acct Name: Alere Switzerland GmbH

Acct# 1107471858

h.	Notwithstanding anything to the contrary herein, Alere shall have a right to inspect and audit Quidel royalty payments required under Paragraphs 2(a) (Q2 2011 Royalty), 9(c), 9(d), and, if the Royalty Termination Option is not exercised, 2(c) (Q3 2011 Royalty), 2(d) (Q4 2011 Royalty) and 2(e)(i) on reasonable notice and no more than once in any calendar year using an independent, mutually agreed upon, third party auditor under confidentiality, at Alere’s cost, provided that if the auditor discovers a royalty underpayment of more than five percent (5%) for the period audited Quidel shall bear the reasonable cost of the audit.

5.	Paragraph 3 of the Settlement Agreement is amended as follows:

a.	Delete the following sentence: “The term of the license is to the end of the last patent to expire and the 8.5% royalty rate is to be paid on all royalty-bearing Quidel Products through that date.”

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b.	Add the following sentence to the end of Paragraph 3: The term of the license granted under this Paragraph 3 ends with the last to expire patent licensed hereunder and neither Quidel nor its Affiliates will challenge the validity or enforceability of any patent licensed hereunder except in response to an assertion of infringement thereof against Quidel or its Affiliates by or on behalf of Alere or its Affiliates, provided that this prohibition against challenging the validity or enforceability of any patent licensed hereunder shall not apply to a third party that becomes an Affiliate of Quidel pursuant to a Change of Control under Paragraph 9(a).

6.	Paragraph 4 of the Settlement Agreement is amended as follows:

a.	Add the following sentence to the end of Paragraph 4: The term of the license granted under this Paragraph 4 ends with the last to expire patent licensed hereunder and neither Alere nor its Affiliates will challenge the validity or enforceability of any patent licensed hereunder except in response to an assertion of infringement thereof against Alere or its Affiliates by or on behalf of Quidel or its Affiliates, provided that this prohibition against challenging the validity or enforceability of any patent licensed hereunder shall not apply to a third party that becomes an Affiliate of Alere pursuant to a Change of Control under Paragraph 9(a).

7.	Paragraph 9 of the Settlement Agreement is deleted in its entirety and replaced by the following:

a.	The licenses granted are nontransferable without the written agreement of the other party prior to any transfer; provided, however, that the licenses, releases and other rights granted hereunder may be transferred without prior written agreement in a corporate merger, asset sale, acquisition, reorganization or change in control (together a “Change in Control”) by which all of those product lines and technology platforms of the transferring party that exist and are being marketed on the date of the transfer are transferred in their entirety.

b.

In the event that a third party assumes control of Quidel pursuant to a Change of Control under Paragraph 9(a), the license granted to Quidel and its Affiliates will not apply to past, present, or future products of the acquirer and its Affiliates or to their customers, suppliers, distributors and retailers to the extent such products are not Quidel Products; provided that, such an acquirer of Quidel will agree in writing to be bound by the terms of this Settlement Agreement, as amended by the Second Amendment, including any remaining royalty obligations under Paragraph 2 for sales of Quidel Royalty Bearing Products and further provided that in the event that such Change of Control is such that a third party already participating in the diagnostics market in one or more of the jurisdictions in which Alere has effective patents in force, assumes control of Quidel, the royalty rate, if any, for royalties due under Paragraph

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2(e)(i)) shall be increased by 25% (i.e., from 4.25% to 5.3125%) provided that no such increased royalties nor other royalty obligation shall be owed if the Royalty Termination Option is exercised, as all royalty obligations of Quidel hereunder shall be deemed fully paid as set forth in and subject to Paragraph 2(e)(ii) upon such exercise.

c.	In the event that Quidel acquires another party whose product or products utilize or incorporate any of the inventions claimed in a patent in the Inverness Portfolio of Lateral Flow Patents that is valid and enforceable in a jurisdiction where the product(s) is made, used, offered for sale, sold, or imported, then rights under this Settlement Agreement extend to such product(s) only if Quidel pays Alere in full for any past infringement by such other party, at the royalty rate of eight and one-half percent (8.5%) of net sales, as defined by U.S. GAAP.

d.	In addition to the rights above in Paragraph 9 relating to transferability, either party may have a one-time right to transfer the rights under this Settlement Agreement, as amended by the Second Amendment, to a buyer, subject to the consent of the other party which shall not be unreasonably withheld, in connection with the sale of 20% or more (measured by revenue) of a line of business subject to the license granted hereunder. The licenses granted cannot be used by the receiving party with a third party in any manner which would allow the third party to obtain access to the license granted by an indirect manner. For the avoidance of doubt, in the event of a one-time transfer of rights under this Paragraph, the license granted to Quidel and its Affiliates will not apply to products of the acquirer of such rights and its Affiliates or to their customers, suppliers, distributors and retailers to the extent such products are not Quidel Products; further, such an acquirer of a Quidel line of business will agree in writing to be bound by the terms of this Settlement Agreement, as amended by the Second Amendment, including any remaining royalty obligations under Paragraphs 2 and/or 9 for sales of Quidel Royalty Bearing Products to the extent applicable and to the extent such Quidel Royalty Bearing Products are within the products of such acquired line of business.

e.	Paragraph 4 of the Addendum to the Quidel/Inverness Settlement Agreement is deleted in its entirety.

8.	A new Paragraph 14 is added as follows:

a.	Royalty Termination Option

i.	By written notice given not earlier than 1 January 2012 or later than 30 January 2012, either party may, at its sole discretion, trigger payment of the Royalty Termination Payment under Paragraph 2(e)(ii) (the “Royalty Termination Option”). The “Option Notice Date” shall mean the date of receipt by either party of a written notice under this Paragraph.

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9.	A new Paragraph 15 is added as follows:

a.	Notices

i.	Any notices that are required or permitted hereunder shall be in writing and shall be mailed by express mail service or transmitted by facsimile to the following addresses of the respective parties:

1.	If to Quidel:

Quidel Corporation

10165 McKellar Court

San Diego, California 92121

Attn: General Counsel

Facsimile: 858-646-8028

2.	If to Alere:

Alere Inc.

51 Sawyer Road

Suite 200

Waltham, MA 02453

Attn: General Counsel

Facsimile: 781.647.3939

ii.	Any notice sent hereunder shall be deemed effective upon receipt.

iii.	A party may change its address listed above by written notice to the other party.

10.	A new Paragraph 16 is added as follows:

a.	Releases

i.

Alere grants to Quidel and its Affiliates a full release of all actual and potential claims based on activities occurring prior to 1 July 2011 in each case solely to the extent that such claims arise (a) from the Inverness Portfolio of Lateral Flow Patents licensed hereunder and/or (b) the Settlement Agreement, including the lawsuits settled therein but, in each case, this release does not extend to any

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claim that relates to any aspect of cardiology testing and/or any aspect of consumer/over-the-counter women’s health diagnostics except infectious diseases.

ii.	Quidel grants to Alere and its Affiliates a full release of all actual and potential claims based on activities occurring prior to 1 July 2011 in each case solely to the extent that such claims arise (a) from the Quidel Portfolio of Lateral Flow Patents licensed hereunder and/or (b) the Settlement Agreement, including the lawsuits settled therein.

iii.	Subject to Paragraphs 16(a)(i) and 16(a)(ii), each party and each of their Affiliates also waives, on its behalf the application of Section 1542 of the California Civil Code, which reads as follows:

1.	“Section 1542. (General release; extent) A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

iv.	The parties and their Affiliates, being aware of Section 1542 of the California Civil Code, agree to expressly waive any rights any of them may have thereunder, as well as under any other statute or common law principle of similar effect, except that the waiver given in Paragraphs 16(a)(iii) and 16(a)(iv) is not intended to broaden the subject matter of any release given herein.

11.	Either party may file a copy of this Second Amendment on Form 8-K with the Securities and Exchange Commission. In addition, the parties shall only make statements about the Settlement Agreement or its terms and conditions that are not inconsistent with what is stated therein.

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IN WITNESS WHEREOF, each party has caused this Second Amendment to be executed on its behalf by its duly authorized officer(s) as set forth below:

Waltham, MA	San Diego, CA

Alere Inc.	Quidel Corporation

By:	By:

/s/ David Teitel	/s/ John Radak
David Teitel	John Radak
Chief Financial Officer	Chief Financial Officer